Exhibit 99.2

HARVEST HEALTH & RECREATION INC.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR SIX MONTHS ENDED JUNE 30, 2021

HARVEST HEALTH & RECREATION INC.

HARVEST HEALTH & RECREATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2021	December 31, 2020
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$71,064	$78,055
Restricted cash	3,000	4,542
Accounts receivable, net of allowance of $222 and $824, respectively	8,788	5,051
Notes receivable, current portion	9,593	21,556
Related party notes receivable, current portion	10,276	10,052
Inventory, net	44,608	36,862
Other current assets	8,125	5,280

Total current assets	155,454	161,398
Notes receivable, net of current portion	10,516	18,211
Property, plant and equipment, net	179,182	176,827
Right-of-use assets for operating leases, net	113,395	60,843
Related party right-of-use assets for operating leases, net	5,541	5,621
Intangible assets, net	272,083	272,118
Corporate investments	40,924	19,091
Acquisition deposits	50	50
Goodwill	115,541	116,041
Assets held for sale	3,689	6,585
Other assets	19,672	19,850

TOTAL ASSETS	$916,047	$856,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$7,988	$10,755
Other current liabilities	30,434	28,896
Contingent consideration, current portion	10,398	17,985
Income tax payable	10,642	17,504
Operating lease liability, current portion	1,910	2,906
Related party operating lease liability, current portion	150	135
Notes payable, current portion	134,394	20,910

Total current liabilities	195,916	99,091
Notes payable, net of current portion	144,248	244,066
Warrant liability	3,438	20,908
Operating lease liability, net of current portion	112,731	58,637
Related party operating lease liability, net of current portion	5,518	5,595
Deferred tax liability	53,082	53,082
Total liabilities associated with assets held for sale	28	718
Other long-term liabilities	11	63

TOTAL LIABILITIES	514,972	482,160
Commitments and contingencies (Note 16)
STOCKHOLDERS’ EQUITY
Subordinate Voting Shares (Shares Authorized, Issued and Outstanding at June 30, 2021: Unlimited, 255,991,500 and 255,991,500, respectively, at December 31, 2020: Unlimited, 220,913,258 and 220,913,258, respectively)	—	—
Multiple Voting Shares (Shares Authorized, Issued and Outstanding at June 30, 2021: Unlimited, 1,561,678 and 1,561,678, respectively, at December 31, 2020: Unlimited, 1,828,422 and 1,828,422, respectively)	—	—
Super Voting Shares (Shares Authorized, Issued and Outstanding at June 30, 2021: Unlimited, 2,000,000 and 2,000,000, respectively, at December 31, 2020: Unlimited, 2,000,000 and 2,000,000, respectively)	—	—
Capital stock	736,901	667,248
Accumulated deficit	(336,234)	(293,607)

Stockholders’ equity attributed to Harvest Health & Recreation Inc.	400,667	373,641
Non-controlling interest	408	834

TOTAL STOCKHOLDERS’ EQUITY	401,075	374,475

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$916,047	$856,635

The accompanying notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

HARVEST HEALTH & RECREATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands, except share and per share data)
Revenue, net of discounts	$102,463	$55,661	$191,289	$99,896
Cost of goods sold	(50,201)	(32,246)	(91,109)	(58,332)

Gross profit	52,262	23,415	100,180	41,564

Expenses
General and administrative	33,126	26,940	59,202	53,172
General and administrative, related party operating lease expense	201	200	401	387
Sales and marketing	1,224	1,248	2,122	2,524
Share-based compensation	3,741	3,276	8,603	17,080
Depreciation and amortization	2,641	725	5,170	2,395

Total expenses	40,933	32,389	75,498	75,558

Operating income (loss)	11,329	(8,974)	24,682	(33,994)
Other (expense) income
Gain (loss) on sale of assets	(21)	(2,783)	1,774	(364)
Other income	269	1,205	1,773	10,255
Fair value of liability adjustment	(8,353)	(1,497)	(32,787)	5,448
Fair value of contingent consideration	(4,500)	—	(4,500)	—
Foreign currency gain (loss)	17	30	29	(108)
Interest expense (includes related party interest income of less than $0.1 million for the three months ended June 30, 2021 and 2020, respectively and $0.2 million and $0.1 million for the six months ended June 30, 2021 and 2020, respectively)	(9,182)	(9,169)	(17,899)	(13,719)
Contract asset impairment	—	(2,420)	—	(2,420)

Loss before taxes and non-controlling interest	(10,441)	(23,608)	(26,928)	(34,902)
Income taxes	(6,834)	(1,132)	(13,315)	(4,926)

Net loss from continuing operations before non-controlling interest	(17,275)	(24,740)	(40,243)	(39,828)
Net income (loss) from discontinued operations, net of tax	(1,954)	(905)	(1,954)	(1,289)

Net loss before non-controlling interest	(19,229)	(25,645)	(42,197)	(41,117)
Net income attributed to non-controlling interest	(276)	(1,929)	(430)	(1,841)

Net loss attributed to Harvest Health & Recreation Inc.	$(19,505)	$(27,574)	$(42,627)	$(42,958)

Net loss per share—basic and diluted	$(0.04)	$(0.07)	$(0.10)	$(0.12)

Attributable to Harvest Health and Recreation Inc.	$(0.05)	$(0.08)	$(0.10)	$(0.13)

Attributable to discontinued operations, net of tax	$—	$—	$—	$—

Weighted-average shares outstanding-basic and diluted	413,103,779	364,580,737	410,383,008	334,380,082

The accompanying notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

HARVEST HEALTH & RECREATION INC.

CONDENDSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2021	2020
	(In thousands)
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(42,197)	$(41,117)
Net loss from discontinued operations, net of tax	1,954	1,289
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortization	7,051	4,257
Amortization of right-of-use assets	3,348	2,559
Amortization of debt issuance costs	1,755	1,997
Amortization of debt discount	754	2,585
Amortization of warrant expense	1,867	2,236
Noncash gain on earnout	—	(13,897)
Noncash gain on deconsolidation	—	(6,244)
Noncash loss on derecognition of asset	—	4,141
Gain on North Dakota divestment	(573)	—
Gain on sale leaseback transaction	(1,058)	—
Gain on legal settlements	(1,089)	—
(Gain) loss on lease derecognition	(351)	311
Change in fair value of financial liability	32,787	(5,448)
Fair value of contingent consideration	4,500	—
Gain on held for sale	—	(2,150)
Change in deferred income tax	—	(945)
Share-based compensation	8,603	17,080
Noncash transaction expenses	544	—
Provision for bad debts and credit losses	115	2,420
Changes in operating assets and liabilities:
Accounts receivable	(3,854)	(3,205)
Inventory	(8,271)	1,733
Other assets	2,384	(1,557)
Income taxes payable	(6,862)	1,354
Accrued expenses and other liabilities	(6,894)	12,738
Accounts payable	(2,515)	3,535
Operating lease liabilities	(1,818)	(324)
Prepaid expenses and other current assets	(2,393)	(3,827)

NET CASH USED IN CONTINUING OPERATING ACTIVITIES	(12,213)	(20,479)

NET CASH USED IN DISCONTINUED OPERATING ACTIVITIES	(1,954)	(740)

NET CASH USED IN OPERATING ACTIVITIES	(14,167)	(21,219)

CASH FLOW FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	—	(14,397)
Sale leaseback transaction	22,280	—
Acquisitions/advances of intangibles	(2,022)	(1,180)
Divestment of California entities	—	(2,358)
Prepayment of acquisition consideration	(50)	4,697
Purchases of property, plant and equipment	(27,199)	(16,993)
Proceeds from divestments	2,122	—
Issuance of notes receivable	(1,617)	(1,159)
Payments received on notes receivable	963	825

NET CASH USED IN INVESTING ACTIVITIES	(5,523)	(30,565)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of equity	—	58,999
Proceeds from exercise of warrants	10,262	—
Proceeds from issuance of notes payable	5,525	40,773
Repayment of notes payable	(4,603)	(6,538)
Proceeds from stock option exercises	664	—
Distributions from noncontrolling interests	(604)	—
Payment of finance lease liabilities	(87)	(24)
Fees paid for debt financing activities	—	(1,894)

NET CASH PROVIDED BY CONTINUING FINANCING ACTIVITIES	11,157	91,316

NET CASH USED IN DISCONTINUED FINANCING ACTIVITIES	—	(549)

NET CASH PROVIDED BY FINANCING ACTIVITIES	11,157	90,767

NET INCREASE/(DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(8,533)	38,983

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	78,055	22,685
RESTRICTED CASH, BEGINNING OF PERIOD	4,542	8,000

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	82,597	30,685

CASH AND CASH EQUIVALENTS, END OF PERIOD	71,064	61,668
RESTRICTED CASH, END OF PERIOD	3,000	8,000

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$74,064	$69,668

The accompanying notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

HARVEST HEALTH & RECREATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2021	2020
	(In thousands)
Supplemental disclosure with respect to cash flows
Interest paid	$2,131	$13,352
Taxes paid	20,218	4,833
Supplemental disclosure of non-cash activities
Shares issued for business acquisitions	—	59,627
Notes receivable issued upon North Dakota divestment	850	—
Notes receivable (net book value) settlement in exchange for investment	21,833	—
Financing obtained in exchange for property, plant, and equipment	5,996	—
Right-of-use assets obtained in exchange of operating lease liabilities	53,950	10,803

The accompanying notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

HARVEST HEALTH & RECREATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

	Number of Shares			$ Amount
(In thousands, except share data)	Super Voting Shares	Multiple Voting Shares	Subordinate Voting Shares	Capital Stock	Accumulated Deficit	Stockholders’ Equity attributed to Harvest	Non- Controlling Interest	TOTAL STOCKHOLDERS’ EQUITY
BALANCE—March 31, 2021	2,000,000	1,636,065	245,336,531	$686,899	$(316,729)	$370,170	$736	$370,906
Shares issued	—	1,181	4,724	—	—	—	—	—
Warrants exercised for cash	—	26,000	271,742	3,420	—	3,420	—	3,420
Reclassification of warrant liability related to warrants exercised for cash	—	—	—	5,289	—	5,289	—	5,289
Reclassification of warrant liability to equity upon modification	—	—	—	36,888	—	36,888	—	36,888
Distributions	—	—	—	—	—	—	(604)	(604)
Exercise of stock options	—	—	221,680	664	—	664	—	664
Conversions to subordinate voting shares	—	(101,568)	10,156,823	—	—	—	—	—
Share-based compensation	—	—	—	3,741	—	3,741	—	3,741
Net loss	—	—	—	—	(19,505)	(19,505)	276	(19,229)

BALANCE—June 30, 2021	2,000,000	1,561,678	255,991,500	$736,901	$(336,234)	$400,667	$408	$401,075

BALANCE—March 31, 2020	2,000,000	2,501,993	109,770,577	$614,795	$(249,361)	$365,434	$4,981	$370,415
Shares issued	—	36,993	1,286,513	5,647	—	5,647	—	5,647
Conversions to subordinate voting shares	—	(211,323)	21,132,382	—	—	—	—	—
Equity method investment adjustment	—	—	—	—	—	—	(125)	(125)
Share-based compensation	—	—	—	3,276	—	3,276	—	3,276
Net loss	—	—	—	—	(27,574)	(27,574)	1,929	(25,645)

BALANCE—June 30, 2020	2,000,000	2,327,663	132,189,472	$623,718	$(276,935)	$346,783	$6,785	$353,568

	Number of Shares			$ Amount
(In thousands, except share data)	Super Voting Shares	Multiple Voting Shares	Subordinate Voting Shares	Capital Stock	Accumulated Deficit	Stockholders’ Equity attributed to Harvest	Non- Controlling Interest	TOTAL STOCKHOLDERS’ EQUITY
BALANCE—December 31, 2020	2,000,000	1,828,422	220,913,258	$667,248	$(293,607)	$373,641	$834	$374,475
Shares issued	—	16,762	19,245	—	—	—	—	—
Capital contribution	—	—	—	382	—	382	230	612
Shares returned and cancelled	—	(2,545)	—	(1,000)	—	(1,000)	—	(1,000)
Warrants exercised for cash	—	41,000	2,641,164	10,262	—	10,262	—	10,262
Reclassification of warrant liability related to warrants exercised for cash	—	—	—	13,369	—	13,369	—	13,369
Reclassification of warrant liability to equity upon modification	—	—	—	36,888	—	36,888	—	36,888
Distributions	—	—	—	—	—	—	(604)	(604)
Stock Option Exercises	—	—	221,680	664	—	664	—	664
Acquisition of NCI	—	—	—	485	—	485	(485)	—
Divestiture of North Dakota assets	—	—	—	—	—	—	3	3
Conversions to subordinate voting shares	—	(321,961)	32,196,153	—	—	—	—	—
Share-based compensation	—	—	—	8,603	—	8,603	—	8,603
Net loss	—	—	—	—	(42,627)	(42,627)	430	(42,197)

BALANCE—June 30, 2021	2,000,000	1,561,678	255,991,500	$736,901	$(336,234)	$400,667	$408	$401,075

BALANCE—December 31, 2019	2,000,000	1,813,388	105,786,727	$481,182	$(233,977)	$247,205	$3,681	$250,886
Shares issued	—	455,432	1,286,513	64,646	—	64,646	—	64,646
Deconsolidation of Ohio entities	—	—	—	—	—	—	1,388	1,388
Shares issued in connection with acquisitions	—	307,169	283,550	59,785	—	59,785	—	59,785
Conversions to subordinate voting shares	—	(248,326)	24,832,682	—	—	—	—	—
Equity method investment adjustment	—	—	—	—	—	—	(125)	(125)
Discount on notes payable	—	—	—	397	—	397	—	397
Conversion feature on note payable	—	—	—	628	—	628	—	628
Share-based compensation	—	—	—	17,080	—	17,080	—	17,080
Net loss	—	—	—	—	(42,958)	(42,958)	1,841	(41,117)

BALANCE—June 30, 2020	2,000,000	2,327,663	132,189,472	$623,718	$(276,935)	$346,783	$6,785	$353,568

The accompanying notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

1.	Business Description

Harvest Health & Recreation Inc., a British Columbia corporation (the “Company” or “Harvest”), is a vertically integrated cannabis company that operates from “seed to sale.” The Company holds licenses or provides services to cannabis dispensaries in Arizona, California, Florida, Maryland, Nevada, and Pennsylvania, with provisional licenses in Massachusetts. In addition, the Company owns CO2 extraction, distillation, purification and manufacturing technology used to produce a line of cannabis topicals, vapes and gems featuring cannabinoids and a hemp-derived product line sold in Colorado. The Company also owns, manufactures and distributes a portfolio of cannabis consumer packaged goods brands, including ROLL ONE, MODERN FLOWER, EVOLAB, CHROMA, CO2LORS, ALCHEMY, AVENUE, LOVELI, and CBX SCIENCES, to third-party licensed retail cannabis stores across the United States as well as to select retail stores the Company owns or operates, in addition to providing support services and financing to a Utah-licensed medical cannabis cultivator (on July 14, 2021, the Company completed the divestiture of its Utah cultivation and processing operations).

The Company operates in one segment, the cultivation, processing and sale of cannabis. The Company grows cannabis in outdoor, indoor, and greenhouse facilities for sale in its retail locations and for wholesale. In addition, the Company converts cannabis biomass into formulated oil using a variety of proprietary extraction techniques. The Company uses some of this oil to manufacture products such as vaporizer cartridges and edibles. Harvest sells cannabis, oil, and manufactured products in Harvest dispensaries and to third parties for resale. In addition, the Company collects licensing fees from third parties associated with operations at certain cultivation, manufacturing or retail facilities.

Harvest conducts business through wholly-owned and majority-owned operating subsidiaries, operating agreements and other commercial arrangements established to conduct the different business areas of each business (each an “Operating Subsidiary” and together, “Operating Subsidiaries”). The Company’s principal operating locations and type of operation are listed below:

State	Nature of Operations	Commencement Periods
Arizona - 15 locations	Retail Dispensary	September 2013 - September 2020
California - 4 locations	Retail Dispensary	December 2018 - October 2019
Florida - 10 locations	Retail Dispensary	February 2019 - June 2021
Maryland - 3 locations	Retail Dispensary	September 2018 - December 2019
Pennsylvania - 10 locations	Retail Dispensary	September 2018 - May 2021
Arizona	Greenhouse/Outdoor Grow/Processing Lab	July 2015 - February 2020
Colorado - 1 location	Processing	October 2020
Florida	Cultivation/Processing	February 2019 - December 2019
Maryland	Cultivation/Processing	September 2017 - July 2019
Nevada	Cultivation/Processing	August 2020
Pennsylvania	Cultivation/Processing	March 2020
Utah(1)	Indoor Grow	October 2020

(1)	On July 14, 2021, the Company divested the indoor grow location located in Ogden, Utah for an immaterial amount of cash.

The Company is in various stages of expansion as it is growing its commercial footprint by focusing on acquiring and building additional retail, cultivation and processing locations for medical and adult use cannabis in its existing key markets.

Each Operating Subsidiary either holds the active and/or pending cannabis licenses associated with its activities, or has a commercial arrangement with the operating locations, and/or owns the real estate and primary fixed assets used in the cannabis businesses.

In certain states, cannabis licenses are typically divided into three categories: dispensary, cultivation, and processing. Dispensary licenses comprise the retail operations and allow a company to dispense cannabis to patients. Cultivation licenses allow a company to grow cannabis plants. Processing licenses allow for the processing of cannabis into other products (e.g., edibles, oil, etc.). Cultivation and processing licenses comprise the wholesale operations.

In other states, cannabis licenses are defined as vertically integrated, which allows the license holder the right to engage in dispensary, cultivation and processing activities.

The Company’s corporate headquarters is located at 1155 W. Rio Salado Parkway, Suite 201, Tempe, Arizona, 85281. The Company has one class of stock that is traded on the Canadian Stock Exchange (“CSE”) and on the OTCQX International tier of the OTC Markets in the U.S. (the “OTCQX”) under the symbols HARV and HRVSF, respectively. The stock price between the CSE and the OTCQX are identical after the U.S./Canadian currency exchange conversion.

2.	Significant Accounting Policies

(a) Basis of Presentation

The accompanying Unaudited Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, our condensed consolidated financial statements do not include all the information and footnotes required by GAAP for complete financial statements. Normal and recurring adjustments considered necessary for a fair statement of the results for the interim periods, in the opinion of the Company’s management, have been included. Operating results for the three months ended June 30, 2021, are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. The accompanying condensed consolidated financial statements and related footnote disclosures should be read in conjunction with the consolidated financial statements and notes thereto included in our 2020 Annual Report on Form 10-K filed with the SEC on March 30, 2021.

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from the estimates and assumptions used.

(b) Basis of Measurement

These Unaudited Condensed Consolidated Financial Statements have been prepared on the going concern basis, under the historical cost convention, except for certain financial instruments that are measured at fair value as described herein.

(c) Functional Currency

These Unaudited Condensed Consolidated Financial Statements are presented in United States dollars, which is also the functional currency of the Company and its affiliates.

(d) Basis of Consolidation

These Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report on Form 10-Q include the accounts of the Company, all wholly-owned and majority-owned subsidiaries in which the Company has a controlling voting interest and, when applicable, variable interest entities in which the Company has a controlling financial interest or is the primary beneficiary. Investments in affiliates where the Company does not exert a controlling financial interest are not consolidated.

Subsidiaries over which the Company has a controlling financial interest are fully consolidated from the date control commences until the date control ceases. All of the consolidated entities were under common control during the entirety of the periods for which their respective results of operations were included in the consolidated statements (i.e., from the date of their acquisition). All intercompany accounts and transactions have been eliminated on consolidation.

(e) Discontinued Operations

The Company followed Accounting Standard Codification (“ASC”) 360, Property, Plant, an Equipment, and ASC 205-20, Discontinued Operations, to report assets held for sale and discontinued operations.

The Company classifies assets and liabilities of a business or asset group as held for sale, and the results of its operations as income (loss) from discontinued operations, net, for all periods presented, when (i) we commit to a plan to divest a business or asset group, actively begin marketing it for sale, and when it is deemed probable of occurrence within the next twelve months, and (ii) when the business or asset group reflects a strategic shift that has, or will have, a major effect on the Company’s operations and its financial results. In measuring the assets and liabilities held for sale, the Company evaluates which businesses or asset groups are being marketed for sale.

See Note 4 for additional information.

(f) Revenue Recognition

The Company accounts for customer contracts in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), which includes the following five-step model:

•	Identification of the contract, or contracts, with a customer.

•	Identification of the performance obligations in the contract.

•	Determination of the transaction price.

•	Allocation of the transaction price to the performance obligations in the contract.

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Through application of the standard, the Company recognizes revenue to depict the transfer of promised goods or services to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Revenues consist primarily of wholesale and retail sales of cannabis, which are generally recognized at a point in time when control over the goods have been transferred to the customer and is recorded net of sales discounts. Payment is typically due upon transferring the goods to the customer or within a specified time period permitted under the Company’s credit policy. Sales discounts were not material during the three and six months ended June 30, 2021 and 2020, respectively.

The Company has agreements in place whereby third-parties provide services or license the right to operate certain aspects of cannabis facilities owned by the Company. Under the terms of these agreements, the service provider operates various aspects of the business including procurement, production, regulatory compliance, marketing and sales, subject to oversight by the Company. The Company pays the service provider a fee for its services or in the case of licenses, the licensee pays the Company a license fee. The Company recorded $0.3 million and $6.2 million on a gross basis for the three months ended June 30, 2021 and 2020, respectively. The Company recorded $0.6 million and $12.6 million on a gross basis for the six months ended June 30, 2021 and 2020, respectively. The determination that the Company was the principal under these agreements was made in accordance with ASC 606-10-55-36 through 55-40 and consists of the following analysis. The Company analyzed the agreements first to determine what the specified good or service is that is being provided. Secondly, whether the Company is in control of the goods prior to the goods being transferred to the customer. The specified goods consist of various cannabis products sold at either a retail location or wholesale. In order to determine whether the Company had control of the specified goods prior to transfer to the customer, the terms of the agreements to provide the goods to the customers were evaluated. Pursuant to the terms of the agreements, the Company is at all times the owner of the products which are the cannabis and cannabis concentrates. Further, the service provider would not be able to sell the products to the customer without the use the of the Company’s license which permits it to sell cannabis under state law.

The following represents disaggregated revenue information:

(In thousands)	Retail	Wholesale	Licensing and other	Consolidated
Revenue for the three months ended June 30, 2021	$85,177	$13,948	$3,338	$102,463
Revenue for the three months ended June 30, 2020	$42,250	$7,199	$6,212	$55,661
Revenue for the six months ended June 30, 2021	$162,825	$23,241	$5,223	$191,289
Revenue for the six months ended June 30, 2020	$72,262	$13,264	$14,370	$99,896

Our customer loyalty program enables participants to earn points for qualifying purchases that can be redeemed for discounts or product in the future. We allocate the transaction price between the goods delivered and the future goods that will be delivered, on a relative standalone selling price basis, and defer the revenues allocated to the points, less expected expirations, until such points are redeemed. The timing of loyalty point redemptions can vary significantly, and the loyalty points do not expire. As of June 30, 2021, the amount of revenue deferred related to the earned points, net of redemptions, is $2.3 million. The deferral is reflected as a current liability in our condensed consolidated balance sheets because it is expected to be earned within the next 12 months.

3.	Recently Adopted and Issued Accounting Pronouncements

We adopted the following standard during the six months ended June 30, 2021, which did not have a material impact on our financial statements or financial statement disclosures:

Date Issued	Standard	Effective Date
December 2019	ASU 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes	January 2021

The following standards were recently issued, and the Company is assessing the impact to the future consolidated financial statements:

Date Issued	Standard	Effective Date
May 2021	ASU 2021-04 Earnings Per Share (Topic 260), Debt - Modifications and Extinguishments (Subtopic 470-50), Compensation - Stock Compensation (Topic 718), and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40)	January 2021
August 2020	ASU No. 2020-06: Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) –Accounting for Convertible Instruments and contracts in an Entity’s Own Equity	January 2022

The Company reviewed all other recently issued accounting pronouncements and concluded that they were either not applicable or not expected to have a significant impact to the condensed consolidated financial statements.

4.	Discontinued Operations

During the six months ended June 30, 2020, following the completion of the merger with Interurban Capital Group, LLC (formerly Interurban Capital Group, Inc.) (“ICG”), the Company sold ICG to a wholly owned subsidiary of Hightimes Holding Corp. (“Hightimes”) following the spinoff of certain assets. At the time of disposition, ICG’s primary assets consisted of rights to acquire eight “Have A Heart”-branded cannabis dispensaries in California (the “California HAH Dispensaries”). In addition, the Company agreed to sell Hightimes the equity of two additional entities controlled by Harvest that are seeking cannabis dispensary licenses in California (the “Harvest Dispensaries”). As a result, assets and liabilities allocable to these operations were classified as held for sale. In addition, revenue and expenses, gains and losses relating to the discontinuation of the California HAH Dispensaries operations were eliminated from profit or loss from the Company’s continuing operations for all periods presented.

The Company also entered into a plan to abandon certain product lines or lines of business to include CBD products or items of inventory, and the Company’s planned expansion in the state of Michigan. Any related assets and liabilities are classified as held for sale. In addition, the revenue, expenses, gains and losses related to the discontinuation of these activities were eliminated from profit or loss from the Company’s continuing operations for all periods presented.

Discontinued operations are presented separately from continuing operations in the Unaudited Condensed Consolidated Statements of Operations and the Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and June 30, 2020, respectively.

The following table is the Unaudited Condensed Consolidated Statements of Operations reflecting discontinued operations for the three months and six months ended June 30, 2020:

(In thousands)	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Revenue, net of discounts	$3,996	$4,778
Cost of goods sold	(2,054)	(2,711)

Gross profit	1,942	2,067

Expenses
General and administrative	1,278	1,603
Sales and marketing	24	46
Depreciation and amortization	1,039	1,057

Total expenses	2,341	2,706

Operating income (loss)	(399)	(639)
Other (expense) income
Gain on sale of assets	2,574	2,574
Interest expense	(711)	(717)

Loss before taxes and non-controlling interest	1,464	1,218
Income taxes	(9)	(147)

Loss from continuing operations before non-controlling interest	1,455	1,071
Net loss from discontinued operations, net of tax	905	1,289

Net loss attributed to Harvest Health & Recreation Inc.	$2,360	$2,360

Discontinued operations for the three and six months ended June 30, 2021 was $1.9 million due to the abandoned expansion in Michigan.

The following table is a summary of the assets and liabilities of discontinued operations:

(In thousands)	June 30, 2021	December 31, 2020
ASSETS
Inventory, net	$344	$93
Other current assets	—	33
Property, plant and equipment, net	3,110	1,747
Right-of-use asset, net	64	3,593
Intangibles assets, net	171	894
Other assets	—	225

Assets from discontinued operations	$3,689	$6,585

LIABILITIES
Lease liability, net of current portion	28	718

Liabilities from discontinued operations	$28	$718

5.	Inventory

The Company’s inventory consisted of:

(In thousands)	June 30, 2021	December 31, 2020
Raw materials	$17,384	$12,632
Work in progress	6,165	5,634
Finished goods	22,228	19,718

Total inventory	45,777	37,984
Reserve	(1,169)	(1,122)

Total inventory, net	$44,608	$36,862

6.	Notes Receivable

The Company’s notes receivable consisted of:

(In thousands)	June 30, 2021	December 31, 2020
Secured promissory notes dated November 2020 in the principal amount of $12.0 million with a maturity date of November 9, 2025; monthly payments of $0.1 million, inclusive of principal and interest. Balloon payment of $8.4 million due at maturity. Interest rate of 7.5% per annum.	$11,493	$12,000
Secured promissory notes dated February 2020 through June 2021 in the principal amount of $15.1 million with maturity dates from August 2021 to February 2022; principal is due at maturity. Interest rates of 6—8% per annum, due at maturity.	15,088	13,471
Secured promissory notes, created from the CannaPharmacy acquisition, dated April and June of 2019 in the principal amount of $11.6 million with maturity dates in April and June of 2021; principal is due at maturity. Interest rate of 8% per annum, due quarterly.	—	456
Secured convertible promissory note, due from Falcon International Corp. (‘‘Falcon’’) and subsidiaries, dated June 7, 2019 in the principal amount of up to $40.4 million with maturity date of June 6, 2022; principal is due at maturity. Interest rate of 4% per annum, due at maturity.(1)	—	25,525
Unsecured convertible promissory notes, due from Falcon and its subsidiaries, dated October 2018 through February 2019 in the principal amount of $24.5 million with maturity dates of August to November 2019; principal is due at maturity. Interest rate of 8% per annum, due at maturity.(1)	—	24,499
Secured revolving notes dated December 2018 through January 2019 in the principal amount of up to $30.0 million with maturity dates of December 2019 to February 2020; principal is due at maturity. Interest rates of 8.25—8.5% per annum with interest payments due monthly.(2)	3,581	3,581
Secured promissory notes dated February 2021 in the principal of up to $0.9 million with a maturity date of February 19, 2022; principal is due at maturity. Interest rate of 10.0% per annum with interest payments due monthly.	850	—

Gross notes receivable	31,012	79,532

Less: provision for impairment of notes receivable	(627)	(29,713)

Total notes receivable, net of allowance	30,385	49,819

Less: current portion of notes receivable	(19,869)	(31,608)

Notes receivable, long-term portion	$10,516	$18,211

(1)

These notes were settled as part of the Falcon Lawsuit settlement. $29.1 million of the provision for impairment of notes receivable related to these notes was written off in relation to this settlement. See Note 10 for additional information.

(2)

These notes are currently in default. The Company negotiated a settlement agreement with the debtor and, at this time, expects to receive the full principal balance during fiscal year 2021. The Company’s provision for expected credit losses as of June 30, 2021 includes $0.3 million related to these notes.

Stated maturities of the notes receivable are as follows:

(In thousands)	Expected Principal Payments
2021 (6 months)	$10,470
2022	9,918
2023	728
2024	784
2025	9,112

$31,012

7.	Leases

The Company primarily leases space for corporate offices, retail, cultivation and manufacturing under non-cancellable operating leases with initial terms typically ranging from 1 to 28 years. The Company had one finance lease at June 30, 2021.

On January 11, 2021, the Company purchased a cultivation property located in Reading, Pennsylvania. The property consists of approximately 1.36 acres of land and close to 46,800 square feet of combined office and cultivation space. The purchase price of the property was $5.2 million and was considered a finance lease prior to the building purchase.

On January 20, 2021, the Company sold an industrial property totaling approximately 292,000 square feet for $23.8 million. Concurrent with the sale, Harvest entered into a triple net lease with Innovative Industrial Properties, Inc. (“IIP”) to lease back the property. The lease is for a term of 20 years with an extension option. At commencement, the Company was not reasonably certain to exercise the extension option. Harvest plans to continue to operate the property as a licensed cultivation and processing facility and expects to recover up to approximately $10.8 million in tenant improvements from IIP. The total proceeds for the transaction are expected to be approximately $34.6 million. The Company determined control of the assets transferred to IIP, the sale price represented the fair value of the underlying assets sold, and the Company does not have continuing involvement with the property sold other than a normal leaseback. The Company received net proceeds of $22.3 million from the sale, after deducting a security deposit of $1.2 million, other transactions costs of $0.3 million, and incurred a gain of $1.1 million. In June 2021, we amended our lease, increasing the tenant improvement allowance under the lease by $7.1 million to a total of approximately $17.9 million, which also resulted in a corresponding adjustment to the base rent for the lease at the property.

The following table presents lease assets and liabilities within the Condensed Consolidated Balance Sheets:

	June 30, 2021	December 31, 2020
Lease and Classification	(In thousands)
Operating Leases:
Right-of-use asset, net	$118,935	$66,464
Lease liability, current portion	$2,060	$3,041
Lease liability, net of current portion	$118,249	$64,232
Finance Leases:
Property, plant and equipment, net(1)	$405	$5,523
Other current liabilities	$92	$5,504

(1)	Finance lease assets are recorded net of accumulated amortization of less than $0.1 million as of June 30, 2021 and December 31, 2020, respectively.

The Company recognized the following amounts within the Condensed Consolidated Statements of Operations:

	Three Months Ended June 30		Six Months Ended June 30
	2021	2020	2021	2020
Operating lease expense	$5,270	$5,553	$9,758	$8,352
Interest on lease liabilities	$2	$384	$6	$387
Expenses related to short-term leases	$19	$487	$228	$950
Expenses related to variable payments	$498	$266	$688	$507

The Company’s sublease income is immaterial.

Other information:

	Six Months Ended June 30,
	2021	2020
	(In thousands)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$7,831	$2,556
Operating cash flows from finance leases	$6	$387
Financing cash flows from finance leases	$87	$24

The Company’s lease terms and discount rates were as follows:

	June 30, 2021	June 30, 2020
Weighted average remaining term (in years):
Operating	14.5	3.6
Finance	34.5	9.9
Weighted average discount rate:
Operating	12.43%	10.00%
Finance	10.00%	10.03%

8.	Divestitures

In February 2020, the Company divested of non-operating retail and cultivation entities, primarily consisting of two entities that hold cannabis licenses and various real estate and equipment. In accordance with ASC 810-10-40, Derecognition, control ceased, and the Company deconsolidated its interest in the entities. A related party to the Company holds an interest of 49% which it recognized as an equity method investment due to the related party’s significant influence. The carrying value of the assets was derecognized along with the corresponding recognition of the fair value of the equity method investment resulting in a gain of $3.2 million. In conjunction with the assets being deconsolidated, the Company issued a $12.0 million note receivable to the entities in exchange for the real property and other plant and equipment deconsolidated at the time. This resulted in an additional $8.7 million gain.

9.	Intangible Assets and Goodwill

Intangible assets, including goodwill, as of December 31, 2020 and June 30, 2021 consisted of the following:

Gross carrying amount (in thousands)	Weighted average useful lives (years)	December 31, 2020	Additions	Dispositions/ Adjustments	June 30, 2021
Definite life intangible assets:
Patient relationships	2.0	$820	$—	$—	$820
Technology	9.9	18,058	—	—	18,058
Software	5.0	241	320	(145)	416
Other	3.0	410	730	(241)	899
Indefinite life intangible assets:
Licenses and permits		253,866	519	(151)	254,234
Internally developed		1,113	694	(643)	1,164
Trade names		2,400	—	—	2,400

Total intangible assets		276,908	2,263	(1,180)	277,991
Goodwill		116,041	—	(500)	115,541

Total gross carrying amount		$392,949	$2,263	$(1,680)	$393,532

Accumulated amortization (in thousands)		December 31, 2020	Amortization	Dispositions/ Adjustments	June 30, 2021
Definite life intangible assets:
Patient relationships		$820	$—	$—	$820
Technology		3,913	945	—	4,858
Software		57	19	(30)	46
Other		—	184	—	184

Total accumulated amortization		4,790	1,148	(30)	5,908

Total intangible assets, net and goodwill		$388,159	$1,115	$(1,650)	$387,624

Intangible assets with definite lives are amortized over their estimated useful lives. The Company recorded amortization expense of $0.7 million and $0.5 million included in depreciation and amortization, in the Condensed Consolidated Statements of Operation, for the three months ended June 30, 2021 and 2020, respectively. The Company recorded amortization expense of $1.1 million and $1.0 million included in depreciation and amortization, in the Condensed Consolidated Statements of Operations, for the six months ended June 30, 2021 and 2020, respectively. Amortization periods for assets with definite lives are based on management’s estimates at the date of acquisition.

Based solely on the amortizable intangible assets recorded at June 30, 2021, estimated amortization expense for the remainder of fiscal 2020 through fiscal 2025 and thereafter is as follows:

(In thousands)	Estimated Amortization Expense
2021 (6 months)	$1,523
2022	2,108
2023	2,008
2024	1,787
2025	1,770
Thereafter	5,089

Total amortization expense	$14,285

Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives, impairment charges or other relevant factors or changes.

10.	Corporate Investments

The carrying values of the Company’s investments are as follows:

(In thousands)	June 30, 2021	December 31, 2020
Investment in Hightimes	$19,091	$19,091
Investment in Falcon	21,833	—

Corporate investments	$40,924	$19,091

The Company is not able to readily determine the fair value of either of the Company’s equity investments listed in the table above. The investments are therefore accounted for under the measurement alternative whereby the investments are held at cost and adjusted for impairments and observable price changes, if any.

On March 13, 2021, the Company settled a lawsuit with Falcon International, Inc. (‘‘Falcon’’) whereby the Company received 10% equity ownership in Falcon and each share received came with a 10-year warrant to acquire two common shares of Falcon at an exercise price of $1.91 per warrant. In exchange, the Company settled the $50.0 million of notes receivable, including accrued interest receivable, due from Falcon. Based on the net book value of the notes receivable settled, the Company estimated the fair value of the equity and warrants received to be $21.8 million at settlement.

On June 22, 2020, the Company sold a wholly owned subsidiary to a subsidiary of Hightimes following the spinoff of certain assets. Consideration received by the Company included 600,000 of Series A Preferred Stock. The Series A Preferred Stock has a stated or liquidation value of $100 per share. The Company may convert all or a portion of the Series A Preferred Stock into shares of Hightimes Class A voting Common Stock at a conversion price per share of $11, subject to adjustment to $1 per share, based on the 11-for-one forward stock split of the Hightimes Common Stock to be consummated upon completion of Hightimes’ Regulation A+ initial public offering; provided, that in no event shall the number of shares of Hightimes Common Stock issuable upon full conversion of the Series A Preferred Stock, exceed 19% of the issued and outstanding shares of Hightimes Common Stock, after giving effect to such optional conversion. Based on the assets transferred, the Company estimated the fair value of the shares of Series A Preferred Stock received to be $19.1 million when the sale closed.

No impairments or observable price changes were identified during the six months ended June 30, 2021.

11.	Other Current Liabilities

The Company’s other current liabilities consisted of:

(In thousands)	June 30, 2021	December 31, 2020
Accrued inventory purchases	$7,671	$7,886
Accrued expenses	7,724	5,607
Accrued payroll and benefits	5,146	4,353
Accrued capital expenditures	2,906	3,133
Finance lease liabilities(1)	92	5,504
Deferred revenue	2,285	—
Other	4,610	2,413

Total other current liabilities	$30,434	$28,896

(1)	See Note 7 for additional information.

12.	Notes Payable

The Company’s notes payable consisted of:

(In thousands)	June 30, 2021	December 31, 2020
Secured promissory note dated March 2020, in the principal amount of $10.0 million with a maturity of March 2022. Monthly interest payments of 9% per annum. Principal balance due at maturity.(1)	$10,000	$10,000
Unsecured promissory note dated February 2020, in the principal amount of $6.7 million with a maturity of February 2023. Monthly interest payments at 4% per annum. Annual payments of $2.2 million, inclusive of interest at 4%, due beginning February 2021 with remaining principal due at maturity.	4,699	6,650
Secured promissory notes dated December 2019, in the principal amount of $93.4 million with a maturity of December 2022. Semi-annual interest payments at 15% per annum. Principal balance due at maturity.(2)	93,390	93,390
Secured promissory notes dated December 2019, in the principal amount of $42.4 million with a maturity of December 2022. Semi-annual interest payments at 9.25% per annum. Principal balance due at maturity.(3)	42,404	42,404
Secured convertible promissory note dated December 2019, in the principal amount of $10.0 million with a maturity of December 2021. Semi-annual interest payments at 9% per annum. Principal balance due at maturity.(4)	10,000	10,000
Secured convertible promissory note dated April 2021, in the principal amount of $5.0 million with a maturity of April 2023. Semi-annual interest payments at 9% per annum. Principal balance due at maturity.	5,000	—
Secured promissory notes dated October 2019, in the principal amount of $6.5 million with a maturity of October 2021. Monthly interest payments at 8.95% per annum. Principal balance due at maturity.	6,500	6,500
Secured promissory notes dated September and October 2019, in the principal amount of $2.6 million with maturities of October 2024. Monthly interest payments at 5.5% and 8.75% per annum. Principal balance due at maturity.(5)	2,456	2,505
Secured promissory note dated June 2019, in the principal amount of $4.0 million with a maturity of June 2024. Interest at LIBOR plus 2.5% per annum, payable monthly. Principal balance due based on 25-year amortization schedule with balloon payment at maturity.(6)	3,916	4,000
Unsecured convertible debentures dated May 2019, in the principal amount of $100.0 million with a maturity of May 2022. Semi-annual interest payments at 7% per annum. Principal balance due at maturity.(7)	100,000	100,000
Other unsecured promissory notes	3,661	4,039
Other secured promissory notes	8,026	1,275

Total notes payable	290,052	280,763
Less: unamortized debt discounts and issuance costs	(11,410)	(15,787)

Net amount	278,642	264,976
Less: current portion of notes payable	(134,394)	(20,910)

Notes payable, net of current portion	$144,248	$244,066

(1)	Carrying value includes debt discount of $0.7 million.
(2)	Carrying value includes debt issuance costs of $2.3 million.
(3)	Carrying value includes debt issuance costs of $1.2 million and warrants of $3.1 million.
(4)	Carrying value includes debt discount of $0.2 million.
(5)	Carrying value includes debt issuance costs of $0.1 million.
(6)	Carrying value includes debt issuance costs of less than $0.1 million.
(7)	Carrying value includes debt issuance costs of $1.4 million and warrants of $2.4 million.

Stated maturities of debt obligations and expected interest payments are as follows:

(In thousands)	Expected Principal Payments	Expected Interest Payments
2021 (6 months)	$19,360	$14,470
2022	254,324	21,864
2023	10,229	660
2024	5,611	270
2025 and thereafter	528	334

	$290,052	$37,598

13.	Share-based Compensation

Stock options

During 2018, the Compensation Committee of the Company’s Board of Directors approved a share-based compensation plan. The purpose of the plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee directors capable of assuring the future success of the Company. The stock options granted are non-qualified and generally vest in 25% increments over a four-year period and expire 10 years from the grant date.

The following table summarizes stock option activity during the period:

	Number of Stock Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Balance as of December 31, 2020	14,380,875	5.02
Forfeited/Cancelled	(2,574,070)	6.53
Exercised	(221,680)	2.52
Granted	675,500	3.85

Balance as of June 30, 2021	12,260,625	$4.69	$10,174,894

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on June 30, 2021, and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their in-the-money options on June 30, 2021. This amount will change in future periods based on the fair market value of the Company’s stock and the number of options outstanding.

The total intrinsic value of stock options exercised during the six months ended June 30, 2021 was $0.4 million. Cash received from stock option exercises was $0.7 million during the six months ended June 30, 2021.

The following table summarizes the Subordinate Voting Shares stock options that remain outstanding as of June 30, 2021:

Security Issuable	Expiration Date	Number of Stock Options	Exercise Price	Stock Options Exercisable
Subordinate Voting Shares	November 2028 - February 2031	12,260,625	$1.09 - $8.75	4,866,313

The following table summarizes the Subordinate Voting Shares stock options that remain outstanding as of December 31, 2020:

Security Issuable	Expiration Date	Number of Stock Options	Exercise Price	Stock Options Exercisable
Subordinate Voting Shares	November 2028 - December 2030	14,380,875	$1.09 - $8.75	2,326,000

During the three months ended June 30, 2021 and 2020, the Company recorded $3.7 million and $3.3 million of share-based compensation expense for stock options granted and vested during the period, respectively. During the six months ended June 30, 2021 and 2020, the Company recorded $8.5 million and $17.1 million of share-based compensation expense for stock options granted and vested during the period, respectively.

The fair value of the stock options granted was determined using the Black-Scholes option-pricing model with the following weighted-average assumptions at the time of grant:

	2021	2020
Risk-Free Annual Interest Rate	1.09% -2.25%	2.00% -2.25%
Expected Annual Dividend Yield	0%	0%
Expected Stock Price Volatility	99% - 197%	83% - 99%
Expected Life of Stock Options	6.25 Years	6.25 Years

Volatility was estimated by using the average historical volatility of comparable companies from a representative peer group of publicly traded cannabis companies. The expected life represents the period of time that the options issued are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of issuance, using rates with a term approximately equal to the expected life of the options.

During the three months ended June 30, 2021 and 2020, the weighted-average fair value of stock options granted was $2.74 and $2.16 per option, respectively. During the six months ended June 30, 2021 and 2020, the weighted-average fair value of stock options granted was $3.16 and $2.16 per option, respectively. As of June 30, 2021 and 2020, stock options outstanding had a weighted-average remaining contractual life of 8.2 and 8.9 years, respectively. At June 30, 2021, the total unrecognized compensation cost related to the non-vested awards granted and expected to vest was $14.1 million. This cost is expected to be recognized over a weighted-average period of 2.0 years.

Restricted stock units

On December 31, 2020, the Company granted 208,348 restricted stock units. These restricted stock units vest in 2021. On April 6, 2020, the Company granted 98,765 restricted stock units. These restricted stock units vest throughout 2020 and 2021. The following table summarizes the status of the restricted stock units:

	Number of Restricted Stock Units	Weighted- Average Grant Price
Balance as of December 31, 2020	241,273	$2.01
Vested	(136,952)	1.83

Balance as of June 30, 2021	104,321	$2.24

During the six months ended June 30, 2021, the Company recorded $0.1 million of share-based compensation expense for restricted stock units granted and vested during the period, respectively. No share-based compensation expense for restricted stock was recorded during the three months ended June 30, 2020.

14.	Stockholders’ Equity

Description of the company’s securities

The Company is authorized to issue an unlimited number of Subordinate Voting Shares (“SVS” or “Subordinate Voting Shares”), Multiple Voting Shares (“MVS” or “Multiple Voting Shares”) and Super Voting Shares, all with no par value. Each Multiple Voting Share converts into 100 Subordinate Voting Shares and each Super Voting Share converts into one Subordinate Voting Share. Holders of SVS are entitled to one vote in respect of each SVS held at stockholder meetings of the Company. Holders of MVS are entitled to 100 votes in respect of each MVS held at stockholder meetings of the Company. Holders of Super Voting Shares are entitled to 200 votes in respect of each Super Voting Share held at stockholder meetings of the Company.

Warrants

During the six months ended June 30, 2021, the Company issued 307,856 stock warrants to purchase the Company’s SVS. These warrants were issued upon exercise of compensation warrants held by underwriters of the bought deal completed by the Company on October 28, 2020. The company did not record any share-based compensation expense for stock warrants outstanding during the period. Prior to June 30, 2021, all of the Company’s outstanding stock warrants qualified for liability classification in accordance with ASC 815, Derivatives and Hedging. On June 30, 2021, the Company amended the terms of the 17,154,416 SVS warrants issued and outstanding to reflect the exercise price of such warrants in U.S. dollars. Following the conversion of the exercise price to U.S. dollars, the warrants were reclassified as equity. The Company recognized a $0.9 million change in fair value of the warrant liability upon modification and reclassified $36.9 million of the warrant liability to equity. One holder remains that did not convert, and the Company will continue to treat the warrant activity associated with that holder as liability classification.

A summary of the status of the stock warrants outstanding, on an as-converted basis for SVS, is as follows:

	Number of Stock Warrants	Weighted- Average Exercise Price
Balance as of December 31, 2020	24,407,114	$4.11
Issued	307,856	$2.40
Exercised	(6,125,454)	$1.52

Balance as of June 30, 2021	18,589,516	$4.79

The following table summarizes the stock warrants that remain outstanding as of June 30, 2021:

Security Issuable	Expiration Date	Number of Stock Warrants	Exercise Price	Stock Warrants Exercisable
Subordinate Voting Shares	May 2022 - Dec 2025	17,154,516	$2.46 -$14.66	17,154,516
Multiple Voting Shares	April 1, 2023	14,350	106.17	14,350

The following table summarizes the stock warrants that remain outstanding as of December 31, 2020:

Security Issuable	Expiration Date	Number of Stock Warrants	Exercise Price	Stock Warrants Exercisable
Subordinate Voting Shares	May 2022 -April 2023	18,872,114	$2.40 -$14.27	18,872,114
Multiple Voting Shares	April 2021 - April 2023	55,350	103.36	55,350

The fair value of the stock warrants granted was determined using the Black-Scholes option-pricing model with the following weighted-average assumptions at the time of issuance:

	2021	2020
Risk-Free Annual Interest Rate	0.11% -0.16%	2.15%
Expected Annual Dividend Yield	0%	0%
Expected Stock Price Volatility	95%	70% - 99%
Expected Term	2.2 - 2.3 Years	1.0 - 5.0 years

Expected volatility was estimated by using the Company’s historical share price volatility for a period similar to the expected life of the warrants. The expected term represents the period of time that the stock warrants issued are expected to be outstanding. The risk-free interest rate, using the expected life of the warrants, is based on the U.S. Treasury yield curve in effect at the time of issuance.

During the three months ended June 30, 2021, there were no stock warrants granted. During the six months ended June 30, 2021, the fair value of the stock warrants granted was $2.35 and $1.50 per warrant, respectively. As of June 30, 2021 and 2020, stock warrants outstanding have a weighted-average remaining contractual life of 0.8 and 2.2 years, respectively.

Warrants exercised for cash

During the three months ended June 30, 2021, the Company issued 26,000 MVS and 271,742 SVS as a result of warrant exercises and received cash proceeds of approximately $3.4 million. During the six months ended June 30, 2021, the Company issued 41,000 MVS and 2,641,164 SVS as a result of warrant exercises (including 615,710 SVS issued in relation to compensation warrants exercised) and received cash proceeds of approximately $10.3 million.

Shares held in escrow

As of June 30, 2021, the Company has 2,000,000 SVS held in escrow to be released on the achievement of certain milestones. The conditions for release were not met as of June 30, 2021. The shares are non-employee compensation for raising equity.

The following presents the total outstanding SVS if converted as of June 30, 2021:

Share Class	Number of Shares at June 30, 2021	Conversion Factor	Total Subordinated Voting Shares if Converted
Super Voting Shares	2,000,000	1	2,000,000

Multiple Voting Shares	1,561,678	100	156,167,800

Subordinate Voting Shares	255,991,500	1	255,991,500

Total			414,159,300

15.	Net Loss Per Share

Calculation of net loss per common share attributable to Harvest Health & Recreation Inc. is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except share and per share data)	2021	2020	2021	2020
Net loss attributable to Harvest Health & Recreation Inc.	$(19,505)	$(27,574)	$(42,627)	$(42,958)
Net loss attributable to discontinued operations, net of tax	$(1,954)	$(905)	$(1,954)	$(1,289)
Basic weighted-average number of shares outstanding	413,103,779	364,580,737	410,383,008	334,380,082
Net loss per share attributable to Harvest Health & Recreation Inc. - basic and diluted	$(0.05)	$(0.08)	$(0.10)	$(0.13)
Net loss per share attributable to discontinued operations, net of tax	$—	$—	$—	$—

As the Company is in a loss position for both the three and six months ended June 30, 2021 and 2020, the inclusion of shares issuable upon exercise of stock options, vesting of restricted stock, exercise of warrants, and conversion of debt in the calculation of diluted earnings per share would be anti-dilutive and, accordingly, were excluded from the diluted loss per share calculation. The weighted-average number of shares outstanding assumes the conversion of all MVS and Super Voting Shares to SVS.

The following table summarizes the potential SVS that were excluded as they were anti-dilutive:

	June 30,
	2021	2020
Stock options and restricted stock units	12,364,946	16,011,125
Warrants(1)	19,345,162	14,685,996
Convertible debt	13,823,603	32,041,357

	45,533,711	62,738,478

(1)	Includes the outstanding compensation warrants issued for underwriting services in the October 2020 bought financing.

16.	Commitments and Contingencies

Regulatory environment

The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits or licenses that could result in the Company ceasing operations. While management of the Company believes that the Company is in compliance with applicable local and state regulation as of June 30, 2021, cannabis regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties, or restrictions in the future.

Contingencies

Claims & legal proceedings

From time to time, the Company may be involved in legal proceedings, including litigation or regulatory proceedings relating to claims arising out of operations in the normal course of business. In accordance with the current accounting standards for loss contingencies under ASC Topic 450, we establish reserves for litigation-related matters that arise from the ordinary course of our business activities when it is probable that a loss associated with a claim or proceeding has been incurred and the amount of the loss can be reasonably estimated. Litigation claims and proceedings of all types are subject to many uncertain factors that generally cannot be predicted with assurance. By their nature, the amount of the contingency and the timing of a contingent event and any resulting accounting recognition are subject to our judgment of such events and our estimates of the amounts. Below we provide a description of potentially material legal proceedings and claims.

Falcon International, Inc.

On January 6, 2020, the Company terminated the Agreement and Plan of Merger and Reorganization entered into among the Company, Harvest California Acquisition Corp., Falcon International Corp. and its shareholders dated February 14, 2019, as amended (the “Falcon Merger Agreement”). The Falcon Merger Agreement was terminated as a result of defaults by Falcon and its shareholders incapable of being cured, and other improper conduct of Falcon and its principal officers and directors, James Kunevicius and Edlin Kim. On January 6, 2020, the Company also filed suit in the U.S. District Court for the District of Arizona (Case No. 2:20-cv-00035-DLR) (the “Falcon Lawsuit”), which identified the grounds for termination and sought a court order compelling Falcon and its shareholders to arbitrate the Company’s claims. On February 7, 2020, an Amended Complaint was filed as a matter of course, providing greater specificity after certain defendants filed a motion to dismiss. On February 26, 2020, Falcon, its subsidiaries, and its founders all stipulated to the relief sought by the Amended Complaint, to refer the matter to binding, private arbitration before the American Arbitration Association (“AAA”).

On March 6, 2020, the U.S. District Court for the District of Arizona ordered the parties to the stipulation to binding, private arbitration of the matter before the AAA. The remedies the Company seeks in the AAA arbitration include rescission and/or termination of the Falcon Merger Agreement, all agreements entered into in connection with the Falcon Merger Agreement and the “Control Person Transaction” discussed below, an award of restitutionary damages from Falcon and its shareholders including repayment of funds advanced pursuant to promissory notes issued by Falcon and its subsidiaries in connection with the Falcon Merger Agreement, appointment of a receiver for Falcon and an award of attorneys’ fees, arbitration forum fees and costs. Remedies sought by the Company in arbitration also include rescission and/or termination remedies concerning the “Control Person Transaction” referenced in that certain Membership Interest Purchase Agreement entered into among James Kunevicius and Edlin Kim (collectively, the “Selling Owners”), Elemental Concepts, LLC and Compass Point, LLC (the “Sellers”) and Harvest of California, LLC (a wholly owned subsidiary of the “Company”) dated June 7, 2019 (the “MIPA”). Pursuant to the terms of the MIPA, the Company purchased 100% of the membership interests in two entities that hold commercial cannabis licenses in California (the “Purchased Interests”) for a purchase price of $4.1 million (the “Purchase Price”). These remedies include seeking an order which would effectively require the equivalent of the Selling Owners and the Sellers being required to repurchase from the Company all of the Purchased Interests for an amount equal to the Purchase Price as provided for in the MIPA.

On July 2, 2020, Falcon and two of its shareholders filed a counterclaim against the Company in the AAA arbitration proceeding. The counterclaim alleges that the Company breached the Falcon Merger Agreement, breached an implied covenant of good faith and fair dealing and intentionally interfered with Falcon’s prospective business relations and seeks monetary damages of $50.0 million pursuant to the Falcon Merger Agreement. On March 13, 2021, the parties entered into a binding settlement agreement, resulting in a final dismissal of all litigation and arbitration between them arising out of the 2019 merger agreement. In accordance with the settlement terms, Harvest owns a 10% equity interest in Falcon. Each share comes with a 10-year warrant entitling Harvest to purchase two (2) common shares of Falcon at an exercise price of $1.91, subject to customary anti-dilution adjustments in the event of stock splits, stock dividends and similar corporate events. See Note 10 for additional information.

AGRiMED Industries of PA, LLC

The Company appealed the Commonwealth of Pennsylvania Department of Health (“PDOH”), June 2019 denial of the renewal of a grower/processor permit issued to AGRiMED Industries of PA, LLC (“AGRiMED”) which the Company acquired through a Membership Interest Purchase Agreement on May 20, 2019. On August 28, 2019, AGRiMED filed a timely Notice of Appeal with the PDOH Docket No. 19-068 GP on the grounds that, among other things, the PDOH is equitably estopped and abused its discretion in refusing to renew AGRiMED’s permit, given AGRiMED’s recent change in ownership, the PDOH’s awareness of that change, and the limited scope of AGRiMED’s operations at the time of the non-renewal, of which the PDOH was similarly aware. Further, AGRiMED asserted that the PDOH had failed to provide AGRiMED with an opportunity to respond to or otherwise cure or correct any alleged violations identified by the PDOH. On May 6, 2021 the PDOH entered into a settlement agreement regarding the AGRiMED permit which allows for the conditional renewal of the permit and its operation by the Company as early as August 15, 2021.

The AGRiMED permit is still subject to litigation from a third-party seeking revocation of the permit. The possible revocation is related to an administrative challenge filed by Bay LLC, which was the next highest scoring applicant when AGRiMED was awarded a permit. Bay LLC’s objection to the award of the AGRiMED permit is due to the fact that one of AGRiMED’s principals (pre-Harvest’s MIPA to operate the permit) failed to disclose a criminal conviction on the AGRiMED application. On November 9, 2020, the PDOH Deputy Secretary ruled that the AGRiMED permit should not be revoked based upon an equitable estoppel theory. On December 3, 2020 Bay LLC filed a Petition for Review of the November 9, 2020 PDOH determination in the Pennsylvania Commonwealth Court. Briefing of that appeal was completed in May 2021 and the Company is awaiting a ruling.

Rainbow lease and real estate litigation

On June 4, 2020, Rainbow HAH Council Bluffs LLC, Rainbow HAH Santa Cruz LLC, Rainbow HAH Coalinga LLC, Rainbow HAH LLC and Rainbow Realty Group LLC (collectively, the “Plaintiffs”) filed a complaint in the Supreme Court of the State of New York, County of Nassau (Index No.: 605323/2020) against the Company and certain of its subsidiaries and certain of its current officers and directors, including Scott Atkison (the “Harvest Defendants”), ICG and certain of its subsidiaries, Hightimes Holding Corp. and one of its subsidiaries, Ryan Kunkel (“Kunkel”) and James Dennedy (“Dennedy”). Mr. Atkison is a former shareholder and director of ICG and is a party to the Agreement and Plan of Merger and Reorganization, dated March 13, 2020, between a wholly-owned subsidiary of the Company and ICG (the “ICG Merger Agreement”) and as result thereof, he, along with other former ICG shareholders including Daniel Reiner, a shareholder of the Company and the beneficial owner of greater than 5% of our equity securities, may have indemnification obligations to the Company. On September 24, 2020, the Plaintiffs filed an amended complaint (the “Amended Rainbow Complaint”). The Amended Rainbow Complaint alleges, among other things, that the Plaintiffs were fraudulently induced by Kunkel and Dennedy and aided and abetted by the Harvest Defendants into paying $3.5 million to purchase three cannabis dispensaries that were leased by Have a Heart branded dispensaries in Council Bluffs, Iowa, Coalinga, California and Santa Cruz, California (the “Gerra Properties”). The properties were sold to the Plaintiffs by Gerra Capital Management which was owned and controlled by certain former ICG directors and shareholders which included Kunkel and Dennedy. The Amended Rainbow Complaint alleges breach of lease, breach of guaranty, breach of the implied covenant of good faith and fair dealing, fraud in the inducement, conspiracy to commit fraud, aiding and abetting fraud, violations of debtor creditor law and piercing the corporate veil (the “Rainbow Litigation”). In December 2020, the case transferred to the Commercial Division of the Supreme Court of the State of New York, County of New York (Index No.: 452625/2020).

On July 15, 2021, the Company, Harvest Enterprises, Inc., Harvest HAH WA, Inc., Steven M. White, M. Scott Atkison and Daniel T. Reiner (collectively, the “Defendants”), and the Plaintiffs entered into a Confidential Settlement Agreement and Release, pursuant to which, inter alia, the Company issued 150,000 SVS to the Plaintiffs in consideration for the final release (with prejudice) of all claims pending against the Defendants in the Commercial Division of the Supreme Court of the State of New York, County of New York (Index No.: 452625/2020).

TGS National Franchise, LLC arbitration

In the Matter of Arbitration between TGS National Franchise, LLC v. San Felasco Nurseries, Inc. (“SFN”) as assignee of Florida Compassionate Growers LLC (Case No: 01-18-0003-9481) (the “SFN Arbitration”).

Prior to the Company’s acquisition of SFN via a share exchange agreement dated October 25, 2018, TGS filed several arbitrations and civil lawsuits (the “TGS Lawsuits”) arising out of franchise agreements between TGS and SFN dated April 8, 2016 (“Franchise Agreements”). The TGS Lawsuits included a demand for arbitration filed with the American Arbitration Association filed on October 22, 2018 (the “SFN Arbitration”) seeking monetary damages arising from the termination of the Franchise Agreements. On March 28, 2019, the SFN Arbitration was stayed by agreement of the parties pending resolution of a TGS appeal, to the Colorado Court of Appeals, of a decision adverse to TGS in another of the TGS Lawsuits (the “TGS Appeal”).

On February 21, 2020, TGS moved to substitute Jushi FL SPV, LLC (“Jushi”) as Claimant in the SFN Arbitration (“Claimant”) and amend the case caption to In the Matter of Arbitration between Jushi FL SPV, LLC, as assignee of TGS National Franchise, LLC v. San Felasco Nurseries, Inc., as assignee of Florida Compassionate Growers LLC (Case No: 01-18-0003-9481). On May 15, 2020, the parties stipulated to substitute Jushi as Claimant and amend the case caption. On March 26, 2020, the Colorado Court of Appeals denied the TGS Appeal and held that certain terms in the Franchise Agreements evidence “a clear intent to limit the parties’ rights and remedies otherwise available.”

With the TGS Appeal decided, the SFN Arbitration re-commenced in August 2020. On November 9, 2020, the panel in the SFN Arbitration (the “AAA Panel”) denied SFN’s motion to dismiss, which had argued that the arbitration was precluded by the earlier TGS Lawsuits. On March 29, 2021, the AAA Panel denied SFN’s request to file a pre-hearing motion to dismiss the SFN Arbitration for failure to state recoverable damages. The final hearing in the SFN Arbitration was held the week of May 3, 2021. Post-hearing briefing was completed on June 29, 2021.

The AAA Panel issued its interim award (the “Interim Award”) on July 29, 2021. The AAA Panel ruled against Claimant on its legal and equitable claims for breach of a contractual right of first refusal (“ROFR”) under the Franchise Agreements in connection with a potential sale of SFN (the “ROFR Transaction”), holding that SFN had negotiated the ROFR Transaction in good faith. Claimant prevailed, however, on its claims for breach of contract and breach of the implied covenant of good faith and fair dealing arising from SFN’s termination of the Franchise Agreements. The AAA Panel awarded Claimant $10.6 million based on the supposed “present value” of “unpaid future royalties” in respect of these claims. The AAA Panel awarded an additional $3.7 million in pre-award interest on these damages, and post-award interest at a rate of 12% per annum.

The Panel further determined that Claimant was the prevailing party in the arbitration and that the Franchise Agreements entitled Claimant to recover its reasonable attorneys’ fees and costs, exclusive of certain arbitration costs. Claimant’s fee request currently is due to the Panel on August 12, 2021, and SFN’s response currently is due on August 26, 2021.

The Franchise Agreements provide that the Interim Award, once finalized, is subject to review by an independent panel of three arbitrators (the “Independent Panel”). The Company intends to appeal the decision to the Independent Panel on the grounds that, among other things, the damages awarded are not available under the contracts and applicable law. The appeal will be filed no later than 30 days after the Interim Award becomes final. The Company has adjusted its reserves in respect of the SFN Arbitration as a result of the Interim Award.

Litigation Arising Out of Proposed Transaction with Trulieve Cannabis Corp.

On May 10, 2021, the Company entered into an arrangement agreement (the “Arrangement Agreement”) with Trulieve Cannabis Corp. (“Trulieve”), pursuant to which Trulieve agreed, subject to the terms and conditions thereof, to acquire all of the issued and outstanding subordinate voting shares of the Company, multiple voting shares of the Company, and super voting shares of the Company. On July 13, 2021, the Company issued its Definitive Proxy Statement (the “Proxy”) soliciting stockholder approval of the proposed transaction. Since the issuance of the Proxy, a number of purported stockholders of the Company have sent demand letters to the Company’s Board of Directors and/or commenced litigation challenging the accuracy and/or completeness of the disclosures in the Proxy. To date, the following five lawsuits have been filed, bearing the following captions:

•	Oppen v. Harvest Health et al., C.A. No. 21-02048 (D. Col.)

•	Stout v. Harvest Health et al., C.A. No. 21-06398 (S.D.N.Y.)

•	Jenkins v. Harvest Health et al., C.A. No. 21-02045 (D. Col.)

•	Coffman v. Harvest Health et al., C.A. No. 21-02026 (D. Col.)

•	Wean v. Harvest Health et al., C.A. No. 21-06435 (S.D.N.Y.)

•	Finger v Harvest Health et al., C.A. No. 21-02086 (D. Col.)

Each lawsuit asserts claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and alleges that the Proxy omits and/or misrepresents material information concerning: (i) the Company’s and Trulieve’s financial projections; (ii) the financial analyses performed by the Company’s financial advisors, Moelis & Company LLC and Haywood Securities Inc. (“Haywood”), in connection with their fairness opinions; (iii) information regarding the nature of Haywood’s arrangement; and (iv) the sales process leading up to the proposed transaction.

The Company vehemently denies these allegations, and intends to vigorously defend against these lawsuits. At this point, the Company is unable to state whether an outcome unfavorable to the Company is either probable or remote, or to estimate the range of possible loss in the event of an unfavorable outcome. The Company previously recorded a liability in the amount of $3.0 million during year ended December 31, 2020 and increased its liability by an additional $4.5 million during the three months ended June 30, 2021.

Litigation assessment

The Company has evaluated its claims and the foregoing matters to assess the likelihood of any unfavorable outcome and to estimate, if possible, the amount of potential loss as it relates to the litigation discussed above. Based on this assessment and estimate, which includes an understanding of the Company’s intention to vigorously prosecute its claims, the Company believes that any defenses of any of the counterparties lack merit, and the likelihood of any recoveries by any of the counterparties against the Company appears remote. This assessment and estimate is based on the information available to management as of the date of these financial statements and involves a significant amount of management judgment, including the inherent difficulty associated with assessing litigation matters in their early stages. As a result, the actual outcome or loss may differ materially from those envisioned by the current assessment and estimate. Our failure to successfully prosecute or settle these claims could have a material adverse effect on our financial condition, revenue and profitability and could cause the market value of our subordinate voting shares to decline.

17.	Income Taxes

The Company accounts for income taxes in accordance with the provisions of ASC 740, Income Taxes (“ASC 740”), on a tax jurisdictional basis. The Company files a consolidated as well as several standalone company U.S. income tax returns and, at the federal level, its gross profits or income and losses are taxed at 21%. The Company’s effective tax rate varies from the U.S. Federal statutory rate due to permanent non-deductible IRS Section 280e differences, pass-through entities, and non-controlling interests. The Company recorded income tax expense of $6.8 million and $1.1 million for the three months ended June 30, 2021 and 2020, and $13.3 million and $4.9 million for the six months ended June 30, 2021 and 2020, respectively.

The net deferred income tax liability was $53.1 million as of both June 30, 2021 and December 31, 2020 and consists primarily of future tax impacts of the book and tax differences in fixed asset depreciation and intangibles acquired through purchase accounting.

During the three and six month ended June 30, 2021 and 2020, respectively, the Company recognized an immaterial amount of interest and penalties. The Company has not established valuation allowances against any U.S. Federal or state deferred tax assets.

18.	Related Party Transactions

Related party notes receivable

(In thousands)	June 30, 2021	December 31, 2020
Secured promissory notes dated February 2020(1)	$6,695	$6,471
Secured revolving notes dated December 2018 through January 2019(2)	3,581	3,581

Total due from related party (current portion notes receivable)	$10,276	$10,052

(1)

Secured promissory note dated February 2020, and amended February 2021, in the aggregate principal amount of $6.7 million with maturity date February 2022; principal is due at maturity. Interest rate of 6% per annum, due at maturity. The secured note of $6.7 million is due from Harvest of Ohio LLC, an Ohio limited liability company owned 49% by Steve White, the Chief Executive Officer of the Company, and an entity in which the Company has an investment interest. The Company accounts for the investment interest under the equity method. During the six months ended June 30, 2021 and 2020, interest income was $0.2 million and $0.1 million, respectively. During the three months ended June 30, 2021 and 2020, interest income was $0.1 million and less than $0.1 million, respectively.

(2)

Secured revolving notes dated December 2018 through January 2019 in the aggregate principal amount of $3.6 million which are due from AINA We Would LLC, the borrower, of which Harvest owns a 25% interest. The notes mature between December 2019 and February 2020 and the principal is due at maturity. The secured revolving notes which mature between December 2019 and February 2020 are currently in default. The Company negotiated a settlement agreement with the debtor and, at this time, expects to receive the full principal balance. The secured revolving notes have interest rates of 8.25—8.5% per annum with interest payments due monthly. AINA We Would LLC can draw up to $30.0 million, with each advance subject to the approval of AINA We Would LLC and the Company in their sole discretion. No interest income was recorded during the three or six months ended June 30, 2021 and $0.1 million of interest income was recorded during both the three and six months ended June 30, 2020.

Related party leases

Included in the Condensed Consolidated Balance Sheets are the following amounts recorded for leases with related parties:

(In thousands)	June 30, 2021	December 31, 2020
Right-of-use assets for operating leases, net	$5,541	$5,621
Operating lease liability, current portion	(150)	(135)
Operating lease liability, net of current portion	(5,518)	(5,595)

AZRE2, LLC owns a building located at 300 East Cherry Street, Cottonwood, Arizona 86326, which it leases to Harvest to use as a cultivation facility. The lease commenced on August 1, 2019 for a 15 year term and rent payments were approximately $0.3 million for the six months ended June 30, 2021 and 2020 respectively. Rent payments were $0.2 million for the three months ended June 30, 2021 and 2020, respectively. The Company incurred rent expense of $0.3 million for the six months ended June 30, 2021 and 2020, respectively and $0.2 million in relation to this lease for the three months ended June 30, 2021 and 2020, respectively. Jason Vedadi, the former Chairman of the Board of Harvest, is the sole owner of AZRE2, LLC. $1.4 million is due to Karma Capital, LLC, an entity wholly owned by Mr. Vedadi, to pay back the loan given to purchase the Cottonwood property.

Karma Capital, LLC owns a building located at 2726-2734 E. Grant Road Tucson, Arizona 85716, which it leases to Harvest to use as a dispensary. The lease commenced on July 1, 2017 for a 15 year term and rent payments were less than $0.1 million for the six and three months ended June 30, 2021 and 2020, respectively. The Company incurred rent expense of less than $0.1 million in relation to this lease for six and three months ended June 30, 2021 and 2020, respectively. Mr. Vedadi, the former Chairman of the Board of Harvest, is the sole owner of Karma Capital, LLC.

Earbuds, LLC owns a building located at 4370 Tonawanda Trail Beaver Creek, Ohio 45430, which it leases to Harvest to use as a dispensary. The lease commenced on April 1, 2020 for a 15 year term and rent payments were less than $0.1 million for the six and three months ended June 30, 2021 and 2020, respectively. There was also an additional fee paid of approximately $0.1 million provided to the landlord for previous costs incurred to purchase the building in 2020. The Company incurred rent expense of less than $0.1 million in relation to this lease for the six months and three months ended June 30, 2021 and 2020, respectively. Each of Mr. Vedadi, the former Chairman of the Board of Harvest, Joseph Sai, Harvest’s Chief of Staff and Howard Hintz, Harvest’s former Director of Contracts, are partners of Earbuds, LLC. Each of the three partners of Earbuds, LLC are entitled to an equal distribution share of the accrued rental income. $0.4 million is due to SMRE LLC (an entity owned by Mr. Sai), Things Change LLC (an entity owned by Mr. Hintz) and TJV-168 LLC (an entity owned by Mr. Vedadi) to pay back the loan given to purchase the Beaver Creek, OH property. Each partner loaned $0.1 to Earbuds, LLC to acquire the property.

On February 9, 2021, we cancelled 2,545 Multiple Voting Shares held by Jason Vedadi in exchange for extinguishing our right of first refusal under the Separation Agreement (as more fully described and qualified by reference to Exhibit 10.1 of this Quarterly Report on Form 10-Q, Amendment to Separation Agreement and General Release, by and between Jason Vedadi and Harvest Health & Recreation Inc., dated February 9, 2021). The number of Multiple Voting Shares is equal to an aggregate market value of $1,000,185 divided by the closing sales price of the Subordinate Voting Shares on February 5, 2021, which was $3.93. The Multiple Voting Shares were convertible to Subordinate Voting Shares on a 1:100 basis. This transaction with Mr. Vedadi is a transaction agreed with an “insider” and is considered to be a “related party transaction.”

19.	Subsequent Events

On July 21, 2021, Harvest Mass Holding I, LLC, a subsidiary of the Company, entered into a purchase agreement with Story of Massachusetts (“Story”), which is an entity majority-owned by Jason Vedadi. Harvest Mass Holding I, LLC owns all of the issued and outstanding membership interests in Suns Mass II, LLC, a Harvest subsidiary. Suns Mass II, LLC holds a dispensary license for a dispensary in Worcester, Massachusetts. Pursuant to such agreement, Story will acquire 100% of the membership interests of Suns Mass II, LLC for $1.0 million in cash and the assumption of a $1.0 million line of credit. The transaction with Story is a transaction agreed with an “insider” and is considered to be a “related party transaction,” and, accordingly, was approved by the Audit Committee of the Company’s Board of Directors.

As described under “Commitments and Contingencies,” on July 15, 2021, the Company entered into a Confidential Settlement Agreement and Release with the Rainbow Plaintiffs, pursuant to which, inter alia, the Company issued 150,000 Subordinate Voting Shares to the Rainbow Plaintiffs in exchange for full release of all claims against certain defendants, including the Company, Harvest Enterprises, Inc., Harvest HAH WA, Inc., Steven M. White, Michael Scott Atkison, a director of the Company, and Daniel T. Reiner. The release of claims against each of Messrs. White, Atkison and Reiner is a transaction agreed with “insiders” and is considered to be a “related party transaction,” and, accordingly, was approved by the Audit Committee of the Company’s Board of Directors.